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Exhibit 10.4.5

                          EMPLOYMENT SECURITY AGREEMENT

          This Employment Security Agreement is entered into as of the 26th day of October, 1999, by and between Ballantyne of Omaha, Inc., a Delaware corporation, with its principal place of business located at 4350 McKinley Street, Omaha, Nebraska 68112, (hereinafter the "Company") and John P. Wilmers of 17566 Baywood Drive, Omaha, Nebraska 68130, (hereinafter "Executive").

          WHEREAS, Ballantyne of Omaha, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders, and

          WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists, and that possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders, and

          WHEREAS, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth herein, and for other good and valuable consideration, the parties agree as follows:

          Section 1. CHANGE IN CONTROL.

          1.1 RIGHT TO CHANGE IN CONTROL SEVERANCE BENEFITS. In order to induce Executive to remain in its employ, the Company agrees to provide Executive the payments and benefits described in this Agreement (in lieu of compensation and benefits under Executive's Employment Agreement with the Company, dated as of January 1, 1997, and any severance payments and benefits Executive would otherwise receive in accordance with the Company's severance pay practices) if Executive's employment with the Company is terminated subsequent to a "Change in Control" of the Company as defined in SECTION 3, under the circumstances described in
               SECTION 4.

          1.2 NO RIGHT TO CONTINUED EMPLOYMENT. This Agreement does not give Executive any right to continued employment by the Company or a Subsidiary, and any such right shall be governed solely by Executive's Employment Agreement with the Company dated as of January 1, 1997, and the right the Company or a Subsidiary otherwise may have to terminate Executive's employment.

          Section 2. TERM OF THIS AGREEMENT. This Agreement will be effective as of October 26, 1999, and, except as otherwise provided in this Agreement, will continue in effect until October 26, 2002; provided, that commencing on January 1, 2000, and on each subsequent January 1, the terms of this agreement will be extended automatically so as to remain in effect for three (3) years


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from that January 1, unless at least sixty (60) days prior to January 1 of a given year, the Company notifies Executive that it does not wish to continue this Agreement in effect beyond its then current expiration date; and provided further, that if a Change in Control occurs prior to the expiration of this Agreement, this Agreement will continue in effect for three (3) years from the Change in Control.

          Section 3. DEFINITION OF CHANGE IN CONTROL. No benefits will be payable under this Agreement unless there is a Change in Control and Executive's employment by the Company is terminated subsequently under the circumstances described in SECTION 4 entitling Executive to benefits. For purposes of this Agreement, a Change in Control of the Company means the occurrence of any of the following events during the period in which this Agreement remains in effect. A Change in Control will be deemed to occur on the date the event occurs:

          3.1 CHANGE IN VOTING POWER. Any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act (other than the Company, ARC International, Inc., any subsidiary of either, or any entity beneficially owned by any of the foregoing) beneficially own (as defined in Rule 13(d)-3 under the Exchange Act) without Board approval or consent, directly or indirectly, at least forty percent (40%) of the total voting power of the Company entitled to vote generally in the election of the Board;

          3.2  CHANGE IN BOARD OF DIRECTORS. Either:

               (a) the Current Directors (as hereinafter defined) cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a "Current Director" means any member of the Board as of the date of this Agreement, and any successor of a Current Director whose election or nomination for election by the company's stockholders was approved by at least a majority of the current Directors then on the Board) or

               (b) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fail to be elected;

          3.3 LIQUIDATION, MERGER OR CONSOLIDATION. The stockholders of the Company approve:

               (a)  a plan of complete liquidation of the Company, or

               (b) an agreement providing for the merger or consolidation of the Company (i) in which the Company is not the continuing or surviving corporation (other than consolidation or merger with a wholly-owned subsidiary of the Company in which all Shares outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (ii) pursuant to which the Shares are converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the Shares immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger, or in which the Board


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                    immediately prior to the merger or consolidation would,
                    immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

          3.4 SALE OF ASSETS. The stockholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

          Section 4. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in SECTION 3 constituting a Change in Control occurs, Executive will be entitled to the payments and benefits provided for in SECTION 5 if a subsequent termination of Executive's employment occurs within three (3) years from the date of that Change in Control, unless that termination is:

               (a)  because of Executive's death;

               (b)  by the Company for Cause or Disability; or

               (c)  by Executive other than for Good Reason.

Those payments and benefits will be in lieu of any future compensation under Executive's Employment Agreement and/or severance payments Executive would otherwise receive in accordance with the Company's severance pay practices.

          4.1 CAUSE. Termination by the Company of Executive's employment for "Cause" means termination by the Company of Executive's employment for cause as defined in Section 4(c) of Executive's Employment Agreement dated as of January 1, 1997, after a written notice is delivered to Executive by the Chief Executive Officer of the Company (or if Executive is the Chief Executive Officer, the Chairman of the Compensation Committee of the Board of Directors) that specifically identifies the manner in which the Chief Executive Officer (or the Chairman of the Compensation Committee) believes that Executive has given the Company cause for termination of Executive's employment, and giving Executive an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors of the Company, and a finding that in the good faith opinion of two-thirds of the Board of Directors, Executive committed conduct set forth in Section 4(c) of Executive's Employment Agreement, and specifying the particulars of that finding in detail. For purposes of this SUBSECTION 4.1, no act, or failure to act, on Executive's part will be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

          4.2 DISABILITY. Termination by the Company of Executive's employment for "Disability" means termination by the Company of Executive's employment following and because of Executive's failure to perform substantially all of the material duties of his position for a period of at least one hundred eighty (180) consecutive calendar days due to physical or mental illness or injury. Executive will continue to receive Executive's full base salary at the rate in effect and any bonus payments under the Key Employee Bonus Plan payable during the one hundred eighty (180) day qualification period until termination of Executive's employment for Disability. After that termination, Executive's benefits will be


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               determined in accordance with the Company's other benefit plans and practices then in effect that apply to Executive. The company will have no further obligation to Executive under this Agreement and all supplemental benefits will be terminated. If the Company and Executive disagree as to Executive's incapacity, each may appoint a medical doctor to certify his opinion as to Executive's incapacity, and if the doctors do not agree as to Executive's incapacity, then the two doctors will appoint a third medical doctor to certify his opinion as to Executive's incapacity, and the decision of a majority of the three doctors will prevail. (The Company will bear the costs of the doctors' opinions.)

          4.3 GOOD REASON. Termination by Executive of Executive's employment for "Good Reason" means termination by Executive of Executive's employment based on:

               (a) The assignment to Executive of duties inconsistent with his position and status with the Company as they existed immediately prior to a Change in Control, or a substantial change in Executive's title, offices or authority, or in the nature of his responsibilities, as they existed immediately prior to a Change in Control, except in connection with the termination of his employment for Cause or Disability or as a result of his death or by Executive other than for Good Reason;

               (b) A reduction by the Company in Executive's base salary as in effect on the date of this Agreement or as his salary may be increased from time to time;

               (c) A failure by the Company to continue the Company's Key Employees' Bonus Plan, as it may be modified from time to time, substantially in the form in effect immediately prior to a Change in Control (the "Plan"), or a failure by the Company to continue Executive as a participant in the Plan on a basis substantially similar to his participation immediately prior to a Change in Control, or to pay Executive the amounts that Executive would be entitled to receive in accordance with the Plan;

               (d) The Company's requiring Executive to be based more than thirty-five (35) miles from the location where Executive is based immediately prior to a Change in Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations prior to the Change in Control, or if Executive consents to that relocation, the failure by the Company to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive or to indemnify Executive against any loss realized in the sale of his principal residence in connection with that relocation;

               (e) The failure by the Company to continue in effect any retirement plan, life insurance plan, medical insurance plan, disability plan or any other benefit plan in which Executive is participating immediately prior to Change in Control of the Company (or provide plans providing Executive with substantially similar benefits), the taking of any action by the Company that would adversely affect Executive's participation or materially reduce his benefits under any of those plans or deprive


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                    Executive of any material fringe benefit enjoyed by
                    Executive immediately prior to a Change in Control; or

               (f) The failure by the Company to obtain the assumption of this Agreement by any successor, as contemplated in SECTION 6.


          4.4 NOTICE OF TERMINATION. Any purported termination by the Company pursuant to SUBSECTIONS 4.1 OR 4.2 or by Executive pursuant to SUBSECTION 4.3 will be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that indicates the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Any purported termination not effected pursuant to a Notice of Termination meeting the requirements set forth in this Agreement will not be effective.

          4.5 DATE OF TERMINATION. For purposes of this Agreement, the date of the termination of Executive's employment ("Date of Termination") will be:

               (a) if Executive's employment is terminated by his death, the end of the month in which his death occurs,

               (b) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given, or

               (c) if Executive's employment is terminated by Executive or the company for any other reason, the date specified in the Notice of Termination, which will not be later than thirty
                    (30) days after the date on which the Notice of Termination is given.

          Section 5. BENEFITS UPON CERTAIN TERMINATIONS FOLLOWING A CHANGE IN CONTROL. If within three (3) years following the Change in Control, Executive's employment by the Company is terminated by the Company other than for Death, Disability or Cause, or if Executive terminates his employment for Good Reason, then the following provisions will apply:

          5.1 COMPENSATION THROUGH DATE OF TERMINATION. The Company will pay Executive within thirty (30) days after termination:

               (a) Any unpaid amount of Executive's base salary through the date of termination;

               (b) With respect to any year then completed, any unpaid amount accrued to Executive pursuant to the Key Employees' Bonus Plan; and

               (c) With respect to any year then partially completed, a pro rata portion through the date of termination of Executive's annual bonus under the Key Employees' Bonus Plan, based upon the amount of his bonus for the previous year.

          5.2 ADDITIONAL SEVERANCE. In lieu of any further salary and bonus payments to Executive for periods subsequent to the date of termination or other severance


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               payments, the Company will pay as severance pay to Executive three times the sum of:

               (a) Executive's annual base salary as of the date of Change in Control, or as of the date of termination of employment, whichever is greater;

               (b) Executive's annual bonus under the Key Employees' Bonus Plan. Executive's annual bonus amount is to be based on the greater of:

                    (1) the average of Executive's bonus for the two fiscal years of the Company preceding the year in which the Change in Control occurs, or

                    (2) the average of Executive's bonus for the two fiscal years of the Company preceding the year in which the termination of employment occurs.

               The additional severance pay provided for in this SECTION 5.2 shall be transferred to a "Rabbi Trust", effective as of the date of termination of employment, and paid to Executive in thirty-six (36) equal monthly installments commencing on the first day of the next month following the date of termination, and on the first day of each subsequent month, until fully paid.

          5.3 BENEFIT PLANS. Unless Executive's employment is terminated for cause, the Company will maintain in full force and effect for Executive's continued benefit until Executive attains the age of sixty-five (65) years, health, dental, disability and other welfare benefits, plans, programs and arrangements substantially equivalent to the most valuable coverage provided under any plan maintained by the Company from time to time during such period. In addition, the Company shall continue to provide Executive with the same life insurance coverage maintained by the Company on his life immediately prior to the date of termination. These benefits shall be reduced by the amount of similar benefits provided to Executive during such Period by a subsequent employer, as determined solely by the Board. For the purposes of enforcing this offset provision, Executive shall notify the Company as to the terms and conditions of any subsequent employment and the corresponding benefits received pursuant thereto, and shall provide, or cause to provide the Company, correct, complete, and timely information concerning the same.

          5.4 NO MITIGATION REQUIRED. Executive will not be required to mitigate the amount of any payment provided for in this SECTION 5 by seeking other employment or otherwise, nor will the amount of any payment provided for in this SECTION 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise (except for a reduction in benefits as set forth in SUBSECTION 5.3).

          5.5 TAX GROSS-UP PAYMENT. If any payments or benefits provided pursuant to this Agreement or any other payments or benefits provided to Executive by the Company are subject to an excise tax on an "excess parachute payment" under Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or any successor provision of the Code, or are subject to an excise or penalty tax under any similar provision of any other revenue system to which Executive may be subject, the Company will provide a gross-up


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          payment to Executive in order to place Executive in the same after-tax position Executive would have been in had no excise or penalty tax become due and payable under Code Section 4999 (or any successor provision) or any similar provision of that other revenue system. No gross-up payment will be made for any excise or penalty tax attributable to any stocks option granted to Executive.

          Section 6. SUCCESSORS: BINDING AGREEMENT.

          6.1 ASSUMPTION BY COMPANY'S SUCCESSOR. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement. Failure of the Company to obtain that agreement prior to the effectiveness of any succession will be a breach of this Agreement and will entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled under this Agreement if Executive terminated Executive's employment for Good Reason within three (3) years following a Change in Control, except that for purposes of implementing the foregoing, the date on which that succession becomes effective will be deemed the Date of Termination. As used in this Agreement, "Company" means Ballantyne of Omaha, Inc. and any successor to its business and/or assets that executes and delivers the agreement provided for in this SUBSECTION 6.1 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          6.2 ENFORCEMENT BY EXECUTIVE'S SUCCESSOR. This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive dies subsequent to the termination of Executive's employment while any amount would still be payable to Executive pursuant to this Agreement if Executive had continued to live, all those amounts, unless otherwise provided in this Agreement, will be paid in accordance with the terms of this Agreement to executive's devisee, legatee or other designee or, if there be no designee, to Executive's estate; that payment to be made in a lump sum within sixty (60) days from the date of the Executive's death.

          Section 7. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company will be directed to the attention of the Chief Executive Officer of the Company (or if the notice is from the Chief Executive Officer, to the Secretary of the Company), or to that other address as either party may have furnished to the other in writing in accordance with this SECTION 7, except that notice of change of address will be effective only upon receipt.

          Section 8. MODIFICATION AND WAIVER. No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing by Executive and that officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.


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          Section 9. CONSTRUCTION. This Agreement supersedes any oral agreement between Executive and the Company and any oral representation by the Company to Executive with respect to the subject matter of this Agreement. The validity, interpretation, construction an performance of the Agreement will be governed by the laws of the State of Nebraska.

          Section 10. SEVERABILITY. If any one or more of the provisions of this Agreement, including but not limited to SECTION 16 hereof, or any word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions will remain in full force and effect.

          Section 11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

          Section 12. LEGAL FEES. If the Company breaches this Agreement or if, within three (3) years following a Change in Control, (a) Executive's employment is terminated by the Company other than for Cause or Disability or (b) Executive terminates Executive's employment for Good Reason, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive as a result of that termination (including all those fees and expenses, if any, incurred in contesting or disputing the termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, unless the Company is the prevailing party in such litigation).

          Section 13. EMPLOYMENT BY A SUBSIDIARY. Either the Company or a Subsidiary may be Executive's legal employer. For purposes of this Agreement, any reference to Executive's termination of employment with the Company means termination of employment with the company and all Subsidiaries, and does not include a transfer of employment between any of them. The actions referred to under the definition of "Good Reason" in SUBSECTION 4.3 include the actions of the Company or Executive's employing Subsidiary, as applicable. The obligations created under this Agreement are obligations of the Company. A Change in Control of a Subsidiary will not constitute a Change in Control for purposes of this Agreement unless there is also a contemporaneous Change in Control of the Company. For purposes of SECTION 1 and this paragraph, a "Subsidiary" means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

          Section 14. EMPLOYMENT CONTRACT. In the event of any discrepancy between the terms of this Employment Security Agreement and the terms of Executive's Employment Agreement dated as of January 1, 1997, the terms of this Employment Security Agreement shall take precedence. In all other respects, the terms and provisions of Executive's Employment Contract dated January 1, 1997, except SECTIONS 8 AND 9 thereof, which sections are modified and clarified by
SECTION 16 of this Employment Security Agreement, shall remain in full force and effect, and are incorporated herein by this reference.

          Section 15. ARBITRATION. Except for the rights and duties of the parties set forth in SECTION 16 of this Agreement, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Omaha, Nebraska, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be


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entitled to seek specific performance of his right to be paid for all periods up to the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

          Section 16. RESTRICTIVE COVENANT.

          16.1 NEED FOR PROTECTION. Executive acknowledges that, because of his Senior Executive position with the Company, his knowledge of the affairs of the Company and his relations with its dealers, distributors and customers are such that he could do serious damage to the financial welfare of the Company, should he compete or assist others in competing with the business of the Company. Consequently, in his Employment Agreement with the Company dated as of January 1, 1997, he agreed, in SECTION 8 thereof, not to disclose certain information to any competitor, and, in SECTION 9 thereof, not to compete with the Company for three (3) years after the termination of his employment. Both parties hereto agree that SECTIONS 8 AND 9 of the Executive's Employment Agreement dated as of January 1, 1997, need clarification and modification, while maintaining the basic intent of the parties in said regard. Accordingly, SECTIONS 8 AND 9 are modified as follows:

          16.2 CONFIDENTIAL INFORMATION.

               (a) NON-DISCLOSURE. Except as the Company may permit or direct in writing, during the term of this Agreement and thereafter, Executive agrees that he will never disclose to any person or entity any confidential or proprietary information, knowledge, or data of the Company, which he may have obtained while in the employ of the Company, relating to any customers, customer lists, methods of distribution, sales, prices, profits, costs, contracts, inventories, suppliers, dealers, distributors, business prospects, business methods, manufacturing ideas, formulas, plans or techniques, research, trade secrets, or know how of the Company.

               (b) RETURN OF RECORDS. All records, documents, software, computer disks, and any other form of information relating to the business of the Company, which are or were prepared or created by Executive, or which may or did come into his possession during the term of his employment with the Company, including any and all copies thereof, shall be returned to, or, as the case may be, shall remain in the possession of the Company.

               (c) FUTURE EMPLOYMENT. Nothing in this section shall limit the Executive's right to carry the Executive's accumulated career knowledge and professional skills to any future employment, subject to the specific limitations of the foregoing provisions of this section and the respective covenants set forth below.

          16.3 NON-COMPETITION.

               (a) GLOBAL OPERATIONS. The parties hereto acknowledge that the Company's operations are global, and that it sells and distributes its products to dealers, distributors and customers worldwide; thus, the company's need for protection against unfair competition is global.


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               (b)  COVENANT NOT TO COMPETE. Executive agrees that he will not, during the term of this Agreement and for a period of three
                    (3) years after his employment with the Company has terminated:

                    (1) engage directly or indirectly, for his own personal benefit or for the benefit of any person or entity other than the Company, in the manufacture, assembly, distribution or sale of such motion picture theatre equipment, restaurant equipment, or any other type of products manufactured, assembled, distributed or sold by the Company anywhere in the world, or,

                    (2) develop, promote, invest in, provide financing for, be employed by, or operate any business on his own behalf, or for any other person or entity, which is in competition with the Company, or, assist any other person in doing so.

               (c) COVENANT NOT TO SOLICIT. Executive agrees that he will not, for a period of three (3) years after his employment with the Company has terminated:

                    (1) directly or indirectly, on behalf of himself or any person or entity, engage in, or assist any other person or entity to engage in, the manufacture, assembly, distribution, or sale to any customer, distributor or dealer of the Company, wherever located, of said motion picture theatre equipment, restaurant equipment, or any other type of product manufactured, assembled, distributed or sold by the Company, if said customer, distributor or dealer is one with whom he had contact or with whose account he was involved during the twelve
                         (12) months prior to the termination of his employment, or,

                    (2) directly or indirectly request or advise any of the aforesaid customers, distributors or dealers referred to in (1) above, of this subsection, to curtail their business with the Company or to patronize another business which is in competition with the Company, or,

                    (3) directly or indirectly, on behalf of himself or any other person or entity, request, advise, or solicit any employee of the Company to leave that employment in order to engage in, or assist any other person or entity to engage in, competition with the Company.

          16.4 TERMINATION WITHOUT CAUSE. It is understood and agreed that, in the event the Company terminates the Executive's employment without cause, or if the Company breaches its Employment Agreement dated as of January 1, 1997, and does not cure said breach after ten (10) days' written notice, SUBSECTION 16.3 hereof shall be null and void. Notwithstanding the foregoing provision, however, if the Executive's employment is terminated under circumstances which entitle him to receive the benefits provided in SECTION 5 of this Agreement, then and in


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               such event, the provisions of SECTION 16.3 hereof shall remain in full force and effect.

          16.5 JUDICIAL MODIFICATION. In the event that any court of law or equity shall consider or hold any aspect of this section to be unreasonable or otherwise unenforceable, the parties hereto agree that the aspects of this section so found may be reduced or modified by appropriate order of the court, and shall thereafter continue, as so modified, in full force and effect.

          16.6 INJUNCTIVE RELIEF. The parties hereto acknowledge that the remedies at law for breach of this section will be inadequate, and the Company shall be entitled to injunctive relief for violation thereof; provided, however, that nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages from the Executive.


          In witness whereof, the parties have executed this Agreement as of the date first above written.

                                                  BALLANTYNE OF OMAHA, INC.

                                             BY:  /s/ Arnold Tenney
                                                  ------------------------------
                                                  Chairman


                                                  /s/ John P. Wilmers
                                                  ------------------------------
                                                  Executive


                                      -11-